                                                                      EXHIBIT 99

                        DiVall Income Properties 3, L.P.
                                 QUARTERLY NEWS

===============================================================================
A publication of The Provo Group, Inc.                THIRD QUARTER 1997



THIRD-PARTY SOLICITORS...Are They Really "Long-Term" Investors or Merely "Quick" Profiteers on Your Interests?
Madison, Wisconsin

Over the last year or so, a third-party solicitor may have either telephoned you or mailed you a "teaser" piece inquiring about the purchase of your interests in DiVall Income Properties 3 Limited Partnership (the "Partnership").

At the time, you may have either ignored the inquiry or you may have agreed to sell your interests to this third-party solicitor -- most likely without first discussing alternatives with a secondary market broker.

So, you ask...third-party solicitors??...secondary market brokers?? What's the difference? Both parties want my interests for a discounted rate - what does it matter to whom I choose to sell?

Quite simply, it is your choice, however, you may be interested in knowing that the third-party solicitations you may receive are not regulated by the Securities Exchange Commission (S.E.C.).

The secondary market is "highly" regulated by the S.E.C. - offering liquidation opportunities to investors for years at competitive pricing.

Perhaps, even more interesting is that many third-party solicitors who indicate that they are interested in your units for their own "investment purposes" (and may offer to relieve you of the "headache" of filing Schedule K-1's or provide you with a one time "opportunity for liquidation") are not necessarily serious long-term investors.

It appears that many of these solicitors are merely "quick profiteers" on your heretofore patiently held interests...selling those very same interests they purchased from you on the secondary market within months.

How much is a third-party solicitor making on your interests? Here's an "example" based on a single unit which was initially purchased by you for $1,000:

Unit (Purchased) by Solicitor:            $(180.00)

Distributions Paid to Solicitor:             42.00
Unit Sold by Solicitor (after 9 mos.):      245.00
                                           -------

Profit Made by Solicitor:                  $107.00
                                           =======

Could you have received a higher selling rate in the secondary market?... Perhaps. (The above example shows an annualized return of almost 80%!)

Will a secondary market broker earn a commission or make a profit?...Most likely.

Again you ask...what's the difference?

The difference is that you always have a choice and you always have a right to ask for more information.

As your General Partner, we can not act as your financial advisor nor can we be the "gatekeepers" of your interests. We simply try to keep you informed.

                            ========================
                              OTHER NEWS INSIDE...

 .    Boatmen's Ruling Appealed.....................Restoration Highlights, pg 3
 .    Cypress Restaurants to Buy its Denny's...........Property Highlights, pg 3
 .    Hardee's - Wahoo, Nebraska - Sold................Property Highlights, pg 3

Page 2                            DiVall 3                                  3 Q


                          ==========================

                            Distribution Highlights

 .    3.2% (approx.) annualized return   .    $29.23 per unit (approx.) for the
     from operations and 4.1%                Third Quarter 1997 from both cash
     (approx.) non-annualized return         flow from operations and investing
     of capital from a special               activities.
     distribution related to a
     property sale and principal        .    $575.00 to $412.00 range of
     received from equipment leases          distributions per unit from the first
     based on $10,200,000 ("net"             unit sold to the last unit sold
     remaining initial investment).          before the offering closed (April
                                             1992), respectively.

 .    $500,000 total amount                   Distributions are from both cash flow
     distributed for the Third               from operations and "net" cash
     Quarter 1997 which was $425,000         activity from financing and investing
     more than budgeted.                     activities.

     The "higher" than budgeted              (NOTE:  Original units were purchased
     distribution is primarily a             for $1,000/unit.)
     result of the sale of the
     Hardee's restaurant (Wahoo, NE).

                          ==========================


                 Statements of Income and Cash Flow Highlights

 .    13% increase in         .    21% increase in       .    4% increase in
     operating revenues           total expenses from        net income from
     from projections.            projections.               projections.

                                     * * *

 .    Net proceeds in the amount of      .    $12,000 was paid in disposition fees
     $405,000 were received by the           during the quarter as a result of a
     Partnership as a result of a            property sale.
     property sale.

Page 3                             DiVall 3                                3 Q


                           =========================

                              Property Highlights

                                   Vacancies
                                   ---------

                 There were no vacancies at September 30, 1997.
                            --

                                Rents Receivable
                                ----------------

 .     DenAmerica Corporation, tenant    .    DenAmerica Corporation, tenant of
      of Denny's (Colorado Springs,          Denny's (Englewood, CO), was $3,200
      CO), was $8,900 delinquent in          delinquent in scheduled and
      scheduled rent and equipment           percentage rent at September 30, 1997.
      at September 30, 1997.

                                Sale of Property
                                ----------------

 .    The Partnership sold its Hardee's restaurant (Wahoo, NE) to a Burger King franchise for $405,000 during July 1997.


                             Other Property Matters
                             ----------------------

 .    Cypress Restaurants, Inc., tenant of Denny's restaurant (Sanford, FL), and the Partnership have agreed to the sale of this property to Cypress Restaurants. The Partnership anticipates the closing to occur by year-end.

                           =========================

                             Restoration Highlights

 .    There were no recoveries           .    The Partnership received a
     received during the Third               "favorable" ruling for its case
     Quarter 1997.                           against  Boatmen's First National
                                             Bank of Kansas City which went to
                                             trial on June 23, 1997.  Boatmen's
 .    "Total" recoveries received to          has appealed this ruling.
      date for the Partnership are
      approximately $2,400,000.              (NOTE: The Partnership is awaiting
                                             the outcome of this appeal before any
                                             recovery is recorded.)

Page 4                             DiVall 3                                3 Q


                           ========================

                               Return of Capital

The following table has been updated to present the breakdown of distributions since the Partnership's first quarterly distribution, for the period ended September 30, 1990 through September 30, 1997.

=============================================================================
                                                  Distribution     Capital
                                                  ------------     -------
                                                    Analysis       Balance
                                                    --------       -------

     Original Capital Balance                           -        $17,102,520
     Cash Flow From Operations Since Inception     $ 1,577,878        -
     Total Distributions Since Inception            (8,487,983)       -
                                                   -----------

     (Return) of Capital                           $(6,910,105)   (6,910,105)
                                                   ===========   -----------

     "Net" Remaining Initial Investment
          by Original Partners                          -        $10,192,415
                                                                 ===========
=============================================================================

    (NOTE: For a more individualized discussion of return of capital contact
                              Investor Relations.)

                           ========================

                                 Advisory Board

The seventeenth Advisory Board meeting was held November 4 and 5, 1997. The following new Board members were given a comprehensive orientation of the Partnerships' affairs.

     . Mr. Robert White was nominated by the Limited Partners and selected to represent DiVall Insured Income Fund, L.P. and will serve a two (2) year term.

     . Mr. Albert Gerritz was nominated by the Limited Partners and selected to represent DiVall Income Properties 3, L.P. and will serve a two
          (2) year term.

     . Mr. Steven Carson was nominated and selected by the selling broker firms of DiVall Insured Income Fund, L.P.; DiVall Insured Income Properties 2, L.P.; and DiVall Income Properties 3, L.P. to represent the brokerage community and will serve a two (2) year term.

Page 5                             DiVall 3                                3 Q


                          ==========================

                            Advisory Board (contd.)

These new members replaced Mr. Gerhard Zoller (DiVall 1); Dr. Albert Eschen (DiVall 3); and Mr. Todd Witthoeft (Broker Dealer) whose terms expired September 30, 1997.

The member carrying over from the prior Board is Mr. Richard Otte, representing DiVall Insured Income Properties 2, L.P. Mr. Otte will serve the remaining year of his two (2) year term.

For further information regarding the new Advisory Board members, please refer to the enclosed biographical summaries.

                          ==========================

                              Questions & Answers

1.  When can I expect to receive my     3.  Why do I receive solicitations to
    Schedule K-1 for 1997?                  buy my interests?

    Our current schedule for mailing        As discussed earlier in this
    all 1997 Schedule K-1's for             correspondence, any solicitations
    your Partnership and its                that you may receive to buy your
    affiliated partnerships is no           interests are a result of a
    later than March 13, 1998.              third-party (not affiliated with TPG,
                                            Inc.) who is interested in acquiring
2.  When will 1997 per unit values be       units at a discounted rate.   As
    available for my investment in the      General Partner, we encourage you to
    Partnership?                            review all of your options.

    The Partnership's 1997              4.  When can I expect my next
    "year-end" valuation                    distribution mailing?
    information is tentatively
    scheduled to be available by            Your next distribution correspondence
    the First Quarter 1998.  We             for the Fourth Quarter of 1997 is
    will include this information           scheduled to be mailed on February
    in our 1997 Annual Report which         13, 1998.
    we plan to  mail by early April
    1998.

Page 6                             DiVall 3                              3 Q


                                     * * *

================================================================================

 For questions or additional information, please contact Investor Relations at:
                        1-800-547-7686 or 1-608-244-7661

                All written inquiries may be mailed or faxed to:
                             The Provo Group, Inc.

              Post Office Box 8673              1410 Northport Drive
          Madison, Wisconsin 53708-8673       Madison, Wisconsin 53704

                               (FAX 608-244-7663)

================================================================================

                        DIVALL INCOME PROPERTIES 3 L.P.
                  STATEMENTS OF INCOME AND CASH FLOW CHANGES
              FOR THE THREE MONTH PERIOD ENDED SEPTEMBER 30, 1997

                                                                            PROJECTED     ACTUAL       VARIANCE
                                                                            -----------------------------------
                                                                               3RD          3RD
                                                                             QUARTER      QUARTER       BETTER
  OPERATING REVENUES                                                         9/30/97      9/30/97       (WORSE)
                                                                            --------     --------     ---------
    Rental income                                                           $127,477     $ 134,359    $   6,882
    Interest income                                                            6,997         9,754        2,757
    Gain on sale of assets                                                         0         7,585        7,585
    Other income                                                                   0           303          303
                                                                            --------     ---------    ---------
  TOTAL OPERATING REVENUES                                                  $134,474     $ 152,001    $  17,527
                                                                            --------     ---------    ---------

  OPERATING EXPENSES
    Insurance                                                               $  1,341     $   1,219         $122
    Management fees                                                           15,915        15,960          (45)
    Overhead allowance                                                         1,326         1,287           39
    Advisory Board                                                             4,250         4,178           72
    Administrative                                                             8,072         5,220        2,852
    Professional services                                                      2,128         3,449       (1,321)
    Auditing                                                                   8,250         8,250            0
    Legal                                                                      1,625         1,912         (287)
    Disposition fees                                                               0        12,150      (12,150)
    Defaulted tenants                                                            300             0          300
                                                                            --------     ---------    ---------
  TOTAL OPERATING EXPENSES                                                  $ 43,207     $  53,625     ($10,418)
                                                                            --------     ---------    ---------

  INVESTIGATION AND RESTORATION EXPENSES                                    $  1,403     $   4,957      ($3,554)

  NON-OPERATING EXPENSES
    Depreciation                                                            $ 25,806     $  26,488        ($682)
    Amortization                                                                   0           447         (447)
                                                                            --------     ---------    ---------
  TOTAL NON-OPERATING EXPENSES                                              $ 25,806     $  26,935      ($1,129)
                                                                            --------     ---------    ---------

  TOTAL EXPENSES                                                            $ 70,416     $  85,517     ($15,101)
                                                                            --------     ---------    ---------

  NET INCOME                                                                $ 64,058     $  66,484    $   2,426

  OPERATING CASH RECONCILIATION:                                                                       VARIANCE
                                                                                                      ---------
    Depreciation and amortization                                             25,806        26,935        1,129
    Gain on sale of assets                                                         0        (7,585)      (7,585)
    (Increase) Decrease in current assets                                     (6,916)      (23,038)     (16,122)
    Increase (Decrease) in current liabilities                                 3,590       (17,355)     (20,945)
    (Increase) Decrease in cash reserved for payables                         (3,800)       31,000       34,800
    Advance from/(to) future cash flows for current distributions            (22,000)            0       22,000
                                                                            --------     ---------    ---------
  Net Cash Provided From Operating Activities                               $ 60,738     $  76,441    $  15,703
                                                                            --------     ---------    ---------

CASH FLOWS FROM (USED IN) INVESTING
    AND FINANCING ACTIVITIES
    Recoveries from former G.P. affiliates                                         0             0            0
    Principal received on equipment leases                                    12,659        14,250        1,591
    Proceeds from sale of property                                                 0       404,850      404,850
                                                                            --------     ---------    ---------
  Net Cash Provided from Investing And Financing
    Activities                                                              $ 12,659     $ 419,100    $ 406,441
                                                                            --------     ---------    ---------

  Total Cash Flow For Quarter                                               $ 73,397     $ 495,541    $ 422,144

  Cash Balance Beginning of Period                                           218,667       356,095      137,428
  Less 2nd quarter distributions paid 8/97                                   (75,000)     (125,000)     (50,000)
  Change in cash reserved for payables or distributions                       25,800       (31,000)     (56,800)
                                                                            --------     ---------    ---------
  Cash Balance End of Period                                                $242,864     $ 695,636    $ 452,772


  Cash reserved for 3rd quarter L.P. distributions                           (75,000)     (500,000)    (425,000)
  Cash advanced from (reserved for) future distributions                       6,000             0       (6,000)
  Cash reserved for payment of payables                                      (29,500)      (55,500)     (26,000)
                                                                            --------     ---------    ---------
  Unrestricted Cash Balance End of Period                                   $144,364     $ 140,136      ($4,228)
                                                                            ========     =========    =========

                                                                           PROJECTED       ACTUAL      VARIANCE
                                                                           ------------------------------------
*  Quarterly Distribution                                                   $ 75,000     $ 500,000    $ 425,000

   Mailing Date                                                             11/15/97     (enclosed)       -

* Refer to distribution letter for detail of quarterly distribution.

                                                                                               -------------------------------------
                                                                                               ORIGINAL CAPITAL          $17,102,520
PROJECTIONS FOR                                                                                NET DISTRIBUTION OF
DISCUSSION PURPOSES             DIVALL INCOME PROPERTIES 3 LIMITED PARTNERSHIP                  CAPITAL SINCE
                                            1997 PROPERTY SUMMARY                               INCEPTION                 $6,910,105
                                        AND RELATED ESTIMATED RECEIPTS                                                   -----------
                                                                                               CURRENT EQUITY            $10,192,415
                                                                                                                         ===========
PORTFOLIO     (Note 1)                                                                         -------------------------------------
                                 ------------------------  ----------------------------------- ------------------------- -----------
                                         REAL ESTATE                    EQUIPMENT                         TOTALS           TOTAL %
                                 ------------------------  ----------------------------------- -------------------------     ON
                                            ANNUAL           LEASE              ANNUAL                                   $10,192,415
-------------------------------              BASE    %     EXPIRATION           LEASE     %               ANNUAL    %      EQUITY
CONCEPT      LOCATION               COST     RENT  YIELD      DATE      COST   RECEIPTS RETURN   COST    RECEIPTS RETURN    RAISE
-------------------------------  ------------------------  ----------------------------------- ------------------------- -----------
APPLEBEE'S   PITTSBURGH, PA        891,333 116,040 13.02%              290,469          0.00%  1,239,896  116,040  9.36%
      "                "                                                58,094          0.00%

DENNY'S      CO SPRINGS, CO        580,183  77,460 13.35%              210,976    0     0.00%    791,159   77,460  9.79%
DENNY'S      ENGLEWOOD, CO         213,211  35,880 16.83%              210,976          0.00%    424,187   35,880  8.46%

DENNY'S      SANFORD, FL         1,136,433 140,340 12.35%              263,720          0.00%  1,479,269  140,340  9.49%
      "                "                                                79,116          0.00%

HARDEE'S (3) ST. FRANCIS, WI     1,194,381  92,000  7.70%     (2)      369,688    0     0.00%  1,648,569   92,000  5.58%
      "                "                                      (2)       84,500    0     0.00%

HARDEE'S (3) OAK CREEK, WI       1,341,906  88,000  6.56%     (2)      482,078    0     0.00%  1,929,472   88,000  4.56%
      "                "                                      (2)      105,488    0     0.00%
-------------------------------  ------------------------  ----------------------------------- ------------------------- -----------
-------------------------------  ------------------------            ------------------------- ------------------------- -----------
PORTFOLIO TOTALS (6 Properties)  5,357,447 549,720 10.26%            2,155,105    0     0.00%  7,512,552  549,720  7.32%    5.39%
-------------------------------  ------------------------            ------------------------- ------------------------- -----------

Note 1: This property summary includes only current property and equipment held by the Partnership. Equipment lease receipts shown include a return of capital.
     2: The lease was terminated and the equipment sold to Hardee's Food Systems in conjunction with their assumption of the Terratron leases.
     3: These leases were assumed by Hardee's Food Systems at rental rates lower than those stated in the original leases.